Exhibit 10.24
EMPLOYMENT, CONFIDENTIALITY,
NON-COMPETITION AND SEVERANCE AGREEMENT
THIS EMPLOYMENT, CONFIDENTIALITY, NON-COMPETITION AND SEVERANCE AGREEMENT (the “Agreement”) effective January 01, 2006 is made and entered into by and between Valentec Systems, Inc., a Delaware corporation (the “Company”), and Robert Zummo (the “Executive”).
     WHEREAS, the Company and Executive believe that it is in their respective best interests to enter into and deliver this Agreement; and
     WHEREAS, the Company and Executive agree that this Agreement shall supersede and replace, as of the date of this Agreement, any existing employment agreement in its entirety; and
     WHEREAS, the Executive will serve as a senior executive of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company; and
     WHEREAS, the Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of the Company’s confidential information as defined herein, and will frequently come into contact with the Company’s customers and accounts such that the Executive will influence the business and relationships between the Company and its customers and accounts; and
     WHEREAS, the Executive has agreed to certain confidentiality, non-solicitation and non-competition agreements; and in consideration for such agreements, the Company has agreed to pay the Executive termination payments upon severance of the Executive’s employment hereunder; and
     WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined below) exists; and
     WHEREAS, the Company desires to ensure both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control all in accordance with the terms and conditions set forth herein; and
     WHEREAS, the Company desires to ensure that its senior executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to provide his services to the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, the Company and the Executive agree as follows:
1.       Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
a)	“Base Pay” means the Executive’s annual base salary as provided herein.

b)	“Board” means the Board of Directors of the Company.

c)	“Cause” means
(i)	Conviction of any felony or other serious offense;

(ii)	Engagement by the Executive in misconduct, which is materially injurious to the Company, monetarily or otherwise;

(ii)	Any act by the Executive of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(iii)	Damage by the Executive to property of the Company or any Subsidiary;

(iv)	Material breach of any section of this Agreement after written notice and fifteen (15) days to cure such breach;

(v)	Engagement by the Executive in any Competitive Activity; or

(vi)	Wrongful disclosure by the Executive of secret processes or Confidential Information of the Company or any Subsidiary.
Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until the Executive receives a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office (excluding the Executive if he is a Director) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive was guilty of conduct constituting “Cause” as herein defined and specifying the particulars thereof.

(d)	“Change in Control” means the occurrence during the term of this Agreement of the following events:
(i)	The acquisition by any individual, entity or group of 50% or more of the combined voting power of the then outstanding Voting Stock;

(ii)	Consummation of (A) a reorganization, merger or consolidation or (B) a sale or other disposition of all or substantially all of the assets of the Company or
(iii)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(e) “Competitive Activity” means the Executive’s participation, without the written consent of the Board of the Company, as an employee, officer, consultant, director or stockholder of any business enterprise if such enterprise engages in substantial and direct competition with the Company except for any activities with Valentec International Ltd. “Competitive Activity” will not include the ownership of less than 5% of the stock of a corporation that competes with the Company and the exercise of the rights appurtenant thereto.
(f) “Disabled” means the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six (6) consecutive months unless the Executive returns to the full-time performance of the Executive’s duties for a period of at least three (3) consecutive months no later than thirty (30) days after the Company has given the Executive a notice of termination.
(g) “Effective Date” means January 1, 2006.
(h) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.
(i) “Employment Provisions” means the provisions relating to the Executive’s employment with the Company as set forth in this Agreement.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(k) “Involuntary Termination” means the occurrence of any of the following: (i) the Company gives written notice to the Executive that the Company intends to terminate the Employment Provisions (as defined below), (ii) unless otherwise agreed by the Executive, the Company relocates the Executive or his offices or the principal place where he is required to perform his duties to a location that creates a physical or financial hardship on the Executive without reasonable compensation.
(l) “Payment Period” means the standard accepted payment period established by the Company for officers of the Company.
(m) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(n) “Termination Date” means the date on which the Executive’s employment with the Company is terminated.
(o) “Voluntary Termination” means the occurrence of any of the following: (i) delivery by the Executive of written notice to the Company that the Executive intends to terminate the Employment Provisions, (ii) the Executive dies or (iii) the Executive becomes Disabled.
(p) “Voting Stock” means securities entitled to vote generally in the election of directors.
2. Representations of the Executive
(a)	The Executive hereby represents and warrants that he is fully qualified, experienced and well-skilled for the best performance of his undertakings and responsibilities contained herein.

(b)	The Executive hereby represents and warrants that, except for Valentec International Ltd., he is not engaged in any prior commitments to any third parties and there are no hindrances of any kind to his engagement and execution of this agreement.

(c)	The Executive hereby represents and warrants that to the best of his knowledge he is healthy and does not suffer from any illness or infirmity that may hinder or impair the best performance of his undertakings and responsibilities contain herein.
3. Term
(a)	The term of this Agreement commences on the Effective Date and expires on the earliest of (i) any Involuntary Termination, (ii) a Voluntary Termination or (iii) two (2) years from the date hereof, except that the Employment Provisions shall automatically renew for additional one-year periods upon the terms and conditions set forth herein, commencing on the first (1st) anniversary of the date hereof, and on each anniversary date thereafter, until an Involuntary Termination or Voluntary Termination occurs. For purposes of this Agreement, any reference to the “term” of the Employment Provisions includes the original term and any extension thereof.

(b)	The Executive undertakes that immediately upon termination of the employment with the Company, for any reason, to act as follows: (a) deliver and/or return to the Company all documents, CDs, diskettes or other magnetic media, letters, notes, reports, business cards and other papers in the Executive’s possession and relating to his employment with the Company, as well as any equipment and/or other property belonging to the Company which was placed at the Executive’s disposal; (b) delete any information relating to the Company or its business from Executive’s personal computer; and (c) coordinate with the Company the orderly handing over of Executive’s position according to the timetable determined by the Company, and the Executive shall hand over in any orderly fashion in coordination with the Company his position, the documents and all other matters dealt with by the Executive to whomever the Company instructs.
4. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions herein set forth.
5. Duties of the Executive.
(a)	The Executive shall serve as Chief Executive Officer of the Company. The Executive shall report directly to the Board and shall exercise such authority, perform such executive functions and discharge such responsibilities as are reasonably associated with the Executive’s position, consistent with the governing documents of the Company.

(b)	In carrying out his responsibilities under this Agreement, he Executive undertakes to act effectively, and to apply the best of his qualifications, experience and wide knowledge, in order to discharge his duties in the best way possible. The Executive shall act in a dedicated and loyal manner, and shall refrain from acting in a manner, whether directly or indirectly, actively or neglectfully, which may cause damage or loss to the Company and/or to its operation.

(c)	The Executive undertakes and agrees that, except for work performed for Valentec International Ltd., he shall devote substantially all of his working energy and time to the performance of his duties under this Agreement. Unless agreed otherwise in advance and in writing by the Board, and except for work performed for Valentec International Ltd., the Executive shall not be engaged during the term of this Agreement, directly or indirectly in the performance of any other employment and/or services for any other entity, not shall he act as an independent contractor for any entity other than the Company.
6. Compensation.
(a)	The Company shall pay the Executive a Base Salary of Five Hundred Twenty Thousand Dollars ($520,000) per annum, which base salary the Board may increase from time to time at its sole discretion, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of senior executives. Such base salary includes any salary reduction contributions to (i) any Company-sponsored plan (the “401(k) Plan”) that includes a cash-or-deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any other Company-sponsored plan of deferred compensation or (iii) any Company sponsored “cafeteria plan” under Section 125 of the Code.

(b)	Executive shall be eligible to participate incentive compensation under the Company’s executive incentive compensation plan or such management incentive program or arrangement as may be approved by the Board.

(c)	The Company will grant to Executive stock options as defined in the Company’s

Employee Stock Option Plan, when approved by the Board all in accordance with the terms and conditions of an Option Agreement to be entered into between the Company and the Executive.
(d)	The Company shall purchase and maintain term life insurance coverage on the life of Executive in an amount not less than $1,000,000, the proceeds of which, in the event of Executive’s death during the term of the Agreement, shall be payable to the Company for the purpose of recruiting and hiring a qualified replacement.

(e)	The Company shall purchase and maintain a disability policy that would entitle Executive, should he become Disabled during the term of this Agreement, to receive 80% of Executive’s then current base salary, which policy shall be in addition to any disability coverage obtained by the Executive on his own behalf.
7. Termination Payments.
(a) If an Involuntary Termination occurs other than for Cause;
(i) For the remaining term of this Agreement (Section 3) (the “Payment Period”) the Company shall pay the Executive, in accordance with the Company’s regular payroll schedule or, if agreed to by the Executive and the Company, in a single lump sum payment equal to the sum of the payments due;
(ii) During the Payment Period, the Company shall (A) to the extent permitted under the 401(k) Plan, permit the Executive to continue to participate in the 401(k) Plan and receive the maximum matching contribution thereunder as if such Involuntary Termination had not occurred or (B) if continued participation in the 401(k) Plan is not permitted under the 401(k) Plan, pay to the Executive an amount equal to the maximum matching contribution to which he would have been entitled under the Company’s 401(k) Plan as if such Involuntary Termination had not occurred; and
(iii) Notwithstanding anything to the contrary in the Company’s Employee Stock Option plan to be approved by the Board under which Executive’s stock options shall be granted, all of Executive’s stock options granted shall continue to vest during the Payment Period at the times and in the amounts that would apply if such Involuntary Termination had not occurred, and Executive shall have the right to exercise any and all vested stock options at any time no later than ninety (90) days after the expiration of the Payment Period.
(b) If the Executive dies while any amounts are payable to him hereunder due to an Involuntary Termination, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary, or, if none, then to the Executive’s estate.
(c) Notwithstanding the foregoing, if the Executive is terminated for “cause” or breaches Section 9 or 10 of this Agreement, any right of the Executive to receive termination payments, to have the vesting of his options continued or to the period during which he may exercise his options as stipulated above, shall be forfeited, but without prejudice to any exercise of options that may have occurred prior to such forfeit, and the Executive shall reimburse the Company in full for all termination payments made to the Executive no later than thirty (30) days after the Company gives notice of such breach to the Executive.
(d) In the event the Executive is terminated for Cause or Executive’s employment terminates due to a Voluntary Termination, the Executive shall only be entitled to receive his accrued and unpaid base salary and declared bonuses for any previous fiscal year and the Company shall have no further obligations under this Agreement from and after the date of the Voluntary Termination.
8. Termination Following a Change in Control.
(a) If following the occurrence of a Change in Control the Executive terminates his employment with the Company, the Executive shall be entitled to the benefits provided by Section 6 if one or more of the following events has occurred (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):
(i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company, which the Executive held immediately prior to a Change in Control, or if the Executive was a Director of the Company immediately prior to the Change in Control, the removal of the Executive as a Director of the Company (or any successor thereto);
(ii) (A) a reduction in the aggregate of the Executive’s Base Pay received from the Company and any Subsidiary from that earned immediately prior to the Change in Control or (B) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof from that earned immediately prior to the Change in Control, any of which is not remedied by the Company no later than ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;
(iii) A determination by the Executive that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in

Control, which situation is not remedied no later than ten (10) calendar days after receipt by the Company of written notice from the Executive of such determination;
(iv) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of its business and/or assets have been transferred assumed all duties and obligations of the Company under this Agreement;
(v) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that creates a physical or financial hardship on the Executive; or
(vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such breach.
     9. Confidentiality Agreement.
(a)	The Executive understands that the Company possesses Confidential Information (as defined below) which is important to the Company’s business and that this Agreement creates a relationship of confidence and trust between the Executive and the Company with regard to Confidential Information.

(b)	For the purposes of this Agreement, “Confidential Information” shall mean information that was or will be developed, created, or discovered by or on behalf of the Company, its Subsidiaries, affiliates and predecessors, or is developed, created or discovered by the Executive while performing the services under this Agreement, or which became or will become known by the Executive or was or is conveyed to the Executive. Confidential Information includes, but is not limited to trade secrets, ideas, techniques, business, product, or development plans, customer information, and any other information concerning the Company’s, its Subsidiaries’, and affiliates’ actual or anticipated business, development personnel information or which is received in confidence by or for the Company and its affiliates from any other party.

(c)	At all times, both during the term of this Agreement and after its termination, the Executive will keep in confidence and trust, and will not use or disclose to any third party, any confidential information without the prior written consent of the Board.

(d)	Immediately upon the termination of this Agreement for any reason, the Executive shall return to the Company all Confidential Information or any part thereof as requested and shall not retain any copy or other form of Confidential Information and shall not furnish same to any other party, absent the Company’s express written consent.
(e)	The Executive’s undertakings with respect to the Confidential Information shall remain in effect throughout the term of this Agreement and indefinitely thereafter unless any of it becomes public domain through no fault of the Executive.
10. Covenant not to Compete;
In consideration for the Executive’s employment hereunder and for a period of two (2) years after Voluntary Termination or Involuntary Termination, the Executive shall not without prior consent of the Company engage anywhere in the world in any Competitive Activity.
11. Specific Enforcement.
The Executive acknowledges and agrees that a violation of Sections 9 or 10 hereof that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Company shall have the right, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 10, and without any necessity or proof of actual damages, to enforce this Agreement by specific remedies, including, among other things, temporary and permanent injunctions.
12. Arbitration.
Any dispute between the parties under this Agreement shall be resolved (except as provided below) through arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in the State of Louisiana) and the arbitration shall be conducted in that location. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the Company and the Executive stating its determination, and shall furnish to each party a signed copy of such determination. The expenses of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.
Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of Sections 9 or 10, but may pursue its remedies for such breach in any court of competent jurisdiction in the State of Louisiana. Any arbitration or action pursuant to this Section 12 shall be governed by and construed in accordance with the substantive laws of the State of Louisiana without giving effect to the principles of conflict of laws of such State.
13. Notices.

For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered, or three business days after having been sent by a nationally recognized overnight courier service

If to the Executive:	Mr. Robert Zummo 9425 High Meadows Ranch Durango, CO 81301

If to the Company	Secretary Valentec Systems, Inc. 2629 York Avenue Minden, LA 71055

with a copy to	Clayton E. Parker, Esquire Kirkpatrick & Lockhart Nicholson Graham 201 South Biscayne Blvd., Suite 2000 Miami, Florida 33131
or to such other address as either party may have furnished to the other in writing
14. Governing Law.
The validity, performance interpretation and construction of this Agreement shall be governed and constructed in accordance with the substantive laws of the State of Louisiana without giving effect to the principles of conflict of laws effect of such State.
15. Agreement.
This Agreement supersedes any and all other agreements between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter.
16. Successors and Binding Agreement.
(a)	The Company shall require any successor to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

(b)	This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)	This Agreement is personal in nature and neither the Company nor the Executive shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 16.

17. Validity.
If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
18. Miscellaneous
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.
IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the date first above written

VALENTEC SYSTEMS, INC.		Agreed To and acknowledged

By:	/s/ Miko Gilat	By:	/s/ Robert Zummo

Mr. Miko Gilat Vice-Chairman Board of Directors		Mr. Robert Zummo

Date:	April 12, 2006	Date:	April 12, 2006